Exhibit 23.1

IPSCO Inc.

2005 Form 10-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-11732) pertaining to the IPSCO Inc. Incentive Share Plan of our reports dated February 24, 2006, with respect to the consolidated financial statements of IPSCO Inc., IPSCO Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of IPSCO Inc., included herein, and our report included in the succeeding paragraph with respect to the financial statement schedule of IPSCO Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2005.

Our audits also included the financial statement schedule of IPSCO Inc. listed in Item 15(a). This schedule is the responsibility of IPSCO Inc.’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is February 24, 2006, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Chicago, Illinois
March 8, 2006